
STARFIGHTERS
STARFIGHTERS
SPACE
The World's Only Commercial Fleet of F-104
Starfighters for High-Demand Space Activities

$35M
offering size

EXPRESS YOUR INTEREST!

Starfighters Space

Express Your Interest Today!

$35M offering size

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STARFIGHTERS SPACE

Starfighters Operates The World's Only Commercial Fleet Of Flight-Ready F-104 Supersonic Aircraft

OVERVIEW

Starfighters Space is an opportunity to participate in high-demand commercial space activities.



- **Located at NASA's Kennedy Space Center** in Florida alongside SpaceX, Blue Origin and United Launch Alliance.
- **F-104 acts as first stage** carrying payloads to 45,000 feet for air launch to space.
- **Hypersonic testing** as part of air launch partner development program.

OFFERING TYPE:	SECURITIES TYPE:	Minimum:
Testing the waters	Common stock	$718 (200 shares)

PRICE PER SHARE:	VALUATION:
$3.59	$60 Million

IMPORTANT NOTICE Starfighters Space, Inc., or the Company, is "Testing the Waters" under Regulation A of the Securities Act of 1933. The Company will only be able to make sales of securities to you after it has filed an offering statement with the Securities and Exchange Commission, or SEC, and the SEC has qualified the offering statement. The Information in that offering statement will be more complete than the information that the Company is providing to you now and it could differ in important ways. You must read the offering statement and documents filed with the SEC before investing in the Company. No money or other consideration is being solicited, and if sent, will not be accepted. No sales will be made or commitments to purchase accepted until the offering statement is qualified. Any indication of your interest to invest in the Company is non-binding.

The information on this page does not constitute, and should not be construed as, an offer to sell securities or a solicitation of an offer to buy securities. An offer to sell securities is made only through the offering statement. Neither the Securities and Exchange Commission nor any federal or state securities commission or regulatory authority has recommended or approved any investment or the accuracy or completeness of any of the information or materials herein provided.

The information herein contained includes statements, estimates, projections with respect to our anticipated future performance and other forward-looking statements, which are subject to risks, uncertainties and assumptions. In some cases, you can identify these statements by forward-looking words such as "may", "might", "will", "should", "expect", "plan", "anticipate", "believe", "estimate", "predict", "potential", "future" or "continue", the negative of these terms and other comparable terminology. Such forward-looking statements are based on current plans, estimates and expectations and are made pursuant to the Private Securities Litigation Reform Act of 1995. These statements, estimates and projections are based upon various assumptions that we made concerning our anticipated results and industry trends, which may or may not occur. We are not making any representations as to the accuracy of these statements, estimates or projections. Our actual performance may be materially different from the statements, estimates or projections set forth below. We are under no duty to update any of these forward-looking statements to conform them to actual results or revised expectations.

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